EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 8, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting of Mindray Medical International Limited, which appears in Mindray Medical International Limited’s report on Form 20-F for the year ended December 31, 2008 and our report dated March 3, 2010 relating to the financial statements of Mindray Medical International Limited for the six months ended June 30, 2009, which appears in Mindray Medical International Limited’s report on Form 6-K dated March 3, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Hong Kong
March 3, 2010